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                                                                 EXHIBIT 2.1

                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                         RELIANCE STEEL & ALUMINUM CO.,

                             RSAC MANAGEMENT CORP.,

                             PRECISION STRIP, INC.,

                        PRECISION STRIP TRANSPORT, INC.,

                         PRECISION STRIP LEASING, INC.,

                          PRECISION STRIP KENTON, INC.,

                          PRECISION STRIP KENTON, LTD.,

                            PSI LIMITED PARTNERSHIP,

                      JOHN R. EITING (d/b/a J.E. RENTALS),

                                       AND

                          THE INDIVIDUALS NAMED HEREIN

                            DATED AS OF JUNE 10, 2003

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                              ACQUISITION AGREEMENT

         This ACQUISITION AGREEMENT (the "Agreement") is entered into as of June 10, 2003, by and among Reliance Steel & Aluminum Co., a California corporation ("Parent"), RSAC Management Corp., a California corporation and wholly-owned subsidiary of Parent ("Buyer"), Precision Strip, Inc., an Ohio corporation ("Precision Strip"), Precision Strip Transport, Inc., an Ohio corporation ("Transport"), Precision Strip Leasing, Inc., an Ohio corporation ("Leasing"), Precision Strip Kenton, Inc., an Ohio corporation ("Kenton"), Precision Strip Kenton, Ltd., an Ohio limited partnership ("Kenton Ltd."), PSI Limited Partnership, an Ohio limited partnership ("PSI"), and John R. Eiting ("Eiting"), as the sole proprietor of J.E. Rentals ("Rentals"), and the individuals identified on Schedule A attached hereto (each, a "Seller" and collectively, the "Sellers").

                                    RECITALS

         WHEREAS, as of the date hereof, Sellers own all of the issued and outstanding shares of capital stock (collectively, the "Company Shares") of Precision Strip, Transport, Leasing and Kenton (collectively, the
"Corporations");

         WHEREAS, as of the date hereof, Sellers own all of the outstanding partnership interests (collectively, the "Interests") in Kenton Ltd. and PSI (collectively, the "Partnerships" and, together with the Corporations, being referred to herein, collectively, as the "Companies");

         WHEREAS, collectively, the Companies operate a metals toll processing business (the "Business") at the Facilities (as defined herein);

         WHEREAS, Eiting is the sole proprietor of Rentals, an unincorporated sole proprietorship and the owner of certain real property assets used in the conduct of the Business as described on Schedule B attached hereto (the "Rentals Assets"); and

         WHEREAS, Buyer desires to purchase from Sellers the Business, and Sellers desire to sell to Buyer the Business in return for the consideration set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

                  1.1      Reorganization; Sale and Purchase of the Business.

                           (a)      Not less than one business day before the
Closing Date (as defined below) Sellers shall (i) merge Leasing and Kenton with and into Precision Strip, and (ii) sell, contribute or otherwise transfer to Precision Strip, and Precision Strip will acquire and assume, all assets (collectively, the "Partnership Assets") and all liabilities of the Partnerships and all of

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the Rentals Assets and all liabilities relating to the Rentals Assets incurred in connection with the Business. (The transactions described in this Section 1.1(a) are hereinafter referred to, collectively, as the "Reorganization".) The documents related to the Reorganization (which shall not contain any representations and warranties or indemnification provisions, but the absence of representations and warranties and indemnification provisions shall not adversely impact the representations and warranties and indemnification provisions set forth in this Agreement) shall be in a form reasonably acceptable to Parent and Buyer and shall be provided to Parent and Buyer for review not less than five business days before the Effective Date. The occurrence of the Closing shall be a condition subsequent to the effectiveness of the Reorganization.

                           (b)      Upon the terms and subject to the conditions
set forth in this Agreement, at the Closing, Parent and Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, (i) all of the outstanding capital stock of Precision Strip, as such company has been restructured in accordance with the Reorganization, (collectively, the "Precision Shares") and
(ii) all of the outstanding capital stock of Transport (collectively, the "Transport Shares"). The Precision Shares and the Transport Shares shall all be free and clear of any mortgage, pledge, lien, charge or encumbrance or any security interest (collectively, "Encumbrances") at the time of such purchase and sale, except for any such Encumbrance arising out of actions by or the status of Buyer.

                  1.2      Purchase Price.

                           (a)      The aggregate purchase price for the
Precision Shares and the Transport Shares shall be Two Hundred Twenty Million Dollars ($220,000,000) (the "Purchase Price") consisting of (i) cash to be paid to Sellers in the respective amounts listed on Schedule A (provided, however, that Sellers may reallocate such amounts among themselves by providing Buyer with a new Schedule A reflecting such reallocation at least one business day before the Closing), (ii) cash in the amounts allocated for the covenants not to compete as listed on Schedule 7.3 (collectively, the payments referred to in clauses (i) and (ii) above shall be referred to herein, collectively, as the "Closing Payments") and (iii) cash in the amount of Eleven Million Dollars ($11,000,000) (the "Holdback") to be deposited in an escrow account by Buyer in accordance with the Holdback Agreement entered into as of the Closing Date by and among Parent, Buyer, Sellers and Union Bank of California (the "Escrow Holder") in the form attached hereto as Exhibit 1.2(b) (the "Holdback Agreement").

                           (b)      Buyer (i) shall be entitled, but not
obligated, to make a claim against the Holdback for any amounts due from any Seller to Parent or Buyer under Section 6.3 in the event of a Shortfall (as defined in Section 6.3), and Sellers shall acknowledge and approve payment of such claim, and (ii) shall make a claim against the Holdback for any other indemnifiable Losses due from any Seller under Article VI or Article IX, subject to the limitations set forth therein. In accordance with the Holdback Agreement, the Holdback shall be released to Sellers, less the amount of any claims made against the Holdback pursuant to Section 9.2 hereof that have been paid or which are then pending under the Holdback Agreement, within two business days following December 31, 2004.

                  1.3 The Closing; Effective Date. Upon the terms and subject to the conditions set forth herein, including, without limitation, receipt by the appropriate party or parties of the

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deliveries contemplated by Sections 1.4 and 1.5, the consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time on the first business day of the month after the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived by the appropriate party or parties (such date being referred to herein as the "Closing Date"); provided, however, that, if all conditions precedent to the Closing have been satisfied or waived after the first business day of the month but on or before the tenth business day of the month, the Closing shall occur on the next succeeding business day after such conditions are satisfied or waived, and the effective date of the Closing shall be deemed to be the first business day of the month (the "Effective Date") and all profits and losses of Precision Strip and Transport arising between 12:01 a.m. on the Effective Date and the Closing Date shall be for the account of Buyer and Parent, unless Eiting shall have given Parent and Buyer notice, by no later than the ninth business day of the month, on behalf of the Companies and Sellers, of their election to defer the Closing until the first business day of the next succeeding calendar month, in which case the Closing shall occur on such first business day of such calendar month, but no later than August 1, 2003. In the event that the Closing shall occur after the tenth business day and on or before the first business day of the month, "Effective Date" shall mean the Closing Date or such other date as the parties may mutually determine. The Closing shall take place, or be directed from, the offices of McDermott, Will & Emery, located at 2049 Century Park East, 34th Floor, Los Angeles, California 90067.

                  1.4 Deliveries by Sellers at the Closing. Sellers shall deliver or cause to be delivered to Buyer at the Closing:

                           (a)      (i) stock certificates evidencing all of the
Precision Shares and all of the Transport Shares, endorsed in blank or accompanied by duly executed assignment documents, with the signatures being notarized or having a medallion guarantee, and (ii) documents reasonably satisfactory to Parent and Buyer evidencing the Reorganization (including, but not limited to a copy of any articles or certificate of merger as filed with the applicable state agencies and certified by the applicable Secretary of State and any agreement setting forth the terms and conditions of the mergers or transfers certified by an officer of each of the Companies executing such agreement).

                           (b)      (i) A certificate, as of a date no more than
five days prior to the Closing Date, from each applicable jurisdiction of organization with respect to Precision and Transport, and from each jurisdiction where either is qualified, to the effect that such entity is in existence as a corporation in such jurisdiction, and is in good standing or has paid all taxes due, (ii) a certificate, as of a date no more than five days prior to the date of the Reorganization (the "Reorganization Date"), from each applicable jurisdiction of organization with respect to each of the other Companies, and from each jurisdiction where any such Company is qualified, to the effect that such entity was in existence as a corporation or partnership in such jurisdiction, and was in good standing or has paid all taxes due and (iii) a certificate from each jurisdiction where merger or other documents were filed in connection with the Reorganization confirming such action.

                           (c)      A certificate of the Chief Executive Officer
or the Chief Financial Officer of Precision Strip and Transport and of Sellers, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1(a), (b) and (c).

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                           (d)      A certificate of the Secretary of Precision
Strip, dated as of the Closing Date certifying with respect to each Company other than Transport that (i) if such Company is a corporation, attached thereto are true and correct copies of all resolutions of the Board of Directors of such Corporation and, if any, of the shareholders of such Corporation adopted to authorize the execution and delivery of this Agreement and the consummation by such Corporation of the transactions contemplated hereby, including, but not limited to, the Reorganization; (ii) if such Company is a partnership, attached thereto are true and correct copies of all resolutions of the partners of such Partnership adopted to authorize the execution and delivery of this Agreement and the consummation by such Partnership of the transactions contemplated hereby, including, but not limited to, the Reorganization; (iii) (A) attached thereto are true and correct copies of the articles of incorporation or certificate of limited partnership, as the case may be, of such Company and the bylaws or partnership agreement, as the case may be, of such Company, together with all amendments thereto and (B) such governance documents were in effect on the date of adoption of such resolutions, the date of execution of this Agreement and the Reorganization Date with respect to such Companies other than Precision Strip or Transport and the Closing Date with respect to Precision Strip and (iv) an Incumbency Certificate confirming the signatures of the officers or partners of such Companies and Precision Strip executing this Agreement or any other agreement or certificate or instrument furnished pursuant hereto or thereto, including, but not limited to, all documents related to the Reorganization.

                           (e)      The opinion(s) of Elliott, Ostrander &
Preston, P.C., and/or McDermott, Will & Emery dated as of the Closing Date, in substantially the form of Exhibit 1.4(e) attached hereto.

                           (f)      A certificate of the Secretary of Transport,
dated as of the Closing Date, certifying with respect to Transport that (i) attached thereto are true and correct copies of all resolutions of the Board of Directors of Transport and, if any, of the shareholders of Transport adopted to authorize the execution and delivery of this Agreement and the consummation by Transport of the transactions contemplated hereby; (ii) (A) attached thereto are true and correct copies of the articles of incorporation and the bylaws of Transport, together with all amendments thereto and (B) such governance documents were in effect on the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date and (iii) an Incumbency Certificate confirming the signatures of the officers of Transport executing this Agreement or any other agreement or certificate or instrument furnished pursuant hereto or thereto .

                  1.5 Deliveries by Parent and Buyer at the Closing. Parent and Buyer shall deliver or cause to be delivered to Sellers at the Closing:

                           (a)      The (i) Closing Payments, by wire transfer
of immediately available funds to an account or accounts designated at least one business day in advance of the Closing in writing by Sellers and (ii) Holdback by wire transfer of immediately available funds to the Escrow Holder.

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                           (b)      A certificate of the Secretary of State of
the State of California to the effect that Parent is a validly existing corporation in good standing in the State of California, as of a date no more than five days prior to the Closing Date.

                           (c)      A certificate of the Secretary of State of
the State of California to the effect that Buyer is a validly existing corporation in good standing in the State of California, as of a date no more than five days prior to the Closing Date.

                           (d)      The opinion of Kay Rustand, Vice President
and General Counsel of Parent and Buyer, dated as of the Closing Date, in substantially the form of Exhibit 1.5(d) attached hereto.

                           (e)      A certificate of the Chief Executive Officer
or Chief Financial Officer of Parent and Buyer, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.2(a), (b) and (c).

                           (f)      A certificate of the Secretary of Parent and
Buyer, dated as of the Closing Date, certifying that (i) attached thereto are true and correct copies of all resolutions of such company adopted to authorize the execution and delivery of this Agreement and the consummation by such company of the transactions contemplated hereby and (ii) (A) attached thereto are true and correct copies of the articles of incorporation and bylaws of such company, together with all amendments thereto and (B) such articles of incorporation and bylaws were in effect on the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

         The Companies and Eiting, jointly and severally, represent and warrant to Parent and to Buyer as of the date hereof as follows:

                  2.1 Agreement Authority. Each Company has the requisite corporate or partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by each Company of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate or partnership action. No other corporate or partnership proceedings on the part of each Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Company and constitutes its valid and binding obligation, enforceable against each Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

                  2.2 Organization and Good Standing of the Companies. Each Company is a corporation or partnership duly organized, validly existing and in good standing under the laws

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of the State of Ohio and has all requisite power and authority to own, operate and lease its assets and to carry out its business as presently conducted. Each Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable law, except where the failure to be so qualified and to be in good standing would not have a material adverse effect on the Companies, taken as a whole or would not make this Agreement or the transactions contemplated hereunder void or voidable. None of the Companies is in default under, or in violation of, any provision of its articles of incorporation, bylaws or partnership agreement, as applicable.

                  2.3 Subsidiaries. None of the Companies has any direct or indirect subsidiaries.

                  2.4 No Conflicts; Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provisions of the articles of incorporation, bylaws, partnership agreements or other applicable governing documents of any Company, (ii) except as set forth on Schedule 2.4, violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party (which has not consented to such execution, delivery, and consummation) the right to change any material terms of or to terminate or accelerate the maturity of or to be entitled to a material penalty or other material payment or material price reduction under, or constitute a material default under the terms of, (A) any lease of real property, (B) any agreement, note, or instrument for borrowed money, (C) any tolling or other processing or storage agreement with a mill customer or end use customer of any Company, or
(D) any other material agreement or instrument to which any Company is a party,
(iii) result in the creation of any Encumbrance on any Company's properties or assets pursuant to the terms of any such lease, agreement or instrument, except for any Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole, (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any similar foreign statutes or regulations, violate or conflict with (or require any filing, consent, or similar action under) any law, rule, regulation, judgment, order, injunction, decree or award that applies to or binds any Company, or (v) require the consent of any other person.

                  2.5      Capitalization.

                           (a)      The currently authorized capital stock of
Precision Strip consists solely of 7,800 shares of capital stock, no par value per share, consisting of 1,000 shares of Class A voting common stock, of which 952 shares are issued and outstanding as of the date of this Agreement, 5,000 shares of Class B non-voting common stock, of which 2,472 shares are issued and outstanding as of the date of this Agreement, and 1,800 shares of preferred stock, of which no shares are issued and outstanding.

                           (b)      The currently authorized capital stock of
Transport consists solely of 750 shares of capital stock, no par value per share, consisting of 300 shares of Class A voting common stock, of which 60 shares are issued and outstanding, and 450 shares of Class B non-voting common stock, of which no shares are issued and outstanding.

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                           (c)      The currently authorized capital stock of
Leasing consists solely of 750 shares of common stock, no par value per share, of which 60 shares are issued and outstanding. Following the Reorganization, no shares are expected to be issued and outstanding.

                           (d)      The currently authorized capital stock of
Kenton consists solely of 750 shares of capital stock, no par value per share, consisting of 350 shares of Class A voting common stock, of which 60 shares are issued and outstanding, and 400 shares of Class B non-voting common stock, of which no shares are issued and outstanding. Following the Reorganization, no shares are expected to be issued and outstanding.

                           (e)      Schedule A lists the partners of Kenton Ltd.
and their respective Partnership Interests. There are no assessments or other payments required under the partnership agreement of Kenton Ltd. that have not been paid in full by the partners thereof.

                           (f)      Schedule A lists the partners of PSI and
their respective Partnership Interests. There are no assessments or other payments required under the partnership agreement of PSI that have not been paid in full by the partners thereof.

                           (g)      The names and addresses of the shareholders
of each of the Corporations, as of the date hereof, and the number and type of their respective shares in each of the Companies, as of the date hereof, are set forth on Schedule A.

                           (h)      Except as set forth on Schedule 2.5(h), all
of the Company Shares have been duly authorized and validly issued and are fully paid and nonassessable; such Company Shares were issued without any violation of preemptive rights. Except for the transactions contemplated hereby and as set forth on Schedule 2.5(h), none of the Companies is bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock, any partnership interests or any other equity security of such Company or any securities convertible or exchangeable into or representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company, or requiring any payment relating to any shares of capital stock or any other equity security of such Company.

                           (i)      No person or entity has any agreement or
option, any right of first refusal, any security interest, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase or other acquisition from any Company or any Seller of any securities of any Company. There are no shareholder agreements affecting any Corporation, and there are no voting agreements affecting any Company.

                  2.6      Tax Matters, Tax Returns and Tax Audits.

                           (a)      Tax Returns of Companies. Within the times
and in the manner prescribed by law, each Company (i) has filed all Tax Returns required by law to be filed before the date hereof, and shall file all Tax Returns that are required to be filed on or after the date hereof and on or before the Closing Date, other than those the non-filing of which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a

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whole, (ii) has paid, or on or before the Closing shall have paid or otherwise provided for, all Taxes owed or required to be paid by it in respect of the period through December 31, 2002. All Tax Returns of the Companies that have been filed prior to the date hereof are, and all Tax Returns of the Companies that are filed on or after the date hereof and on or before the Closing Date shall be, complete and correct in all material respects; such Tax Returns are not subject to penalties under Sections 6662 or 6663 of the Code relating to accuracy and fraud-related penalties (or their predecessor Code provisions or any corresponding or similar provision of federal, state, local, foreign, or territorial Income Tax law). None of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority in a jurisdiction against any Company where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

                           (b)      Affiliated Group Tax Returns. Except as such
terms may apply solely to relationships between or among the Companies and except as otherwise set forth on Schedule 2.6(b), none of the Companies is, or during the prior ten years has been, a member of an affiliated group of corporations within the meaning of Code Section 1504 (or any combined, consolidated, or unitary group of corporations or analogous grouping under state, local, foreign or territorial tax law).

                           (c)      Tax Assessments and Disputes. Except as set
forth on Schedule 2.6(c), (i) there is no claim or assessment pending or, to the best knowledge of any Company and Eiting, threatened against or with respect to such Company for any alleged deficiency in Tax, (ii) none of the Companies is currently involved in, or has received any written notice of, any audit or investigation with respect to any liability for or relating to Taxes, and (iii) there are no present disputes of which any Company is aware as to Taxes payable by or with respect to such Company.

                           (d)      Extensions of Statute of Limitations. Each
Company's U.S. federal Income Tax Returns were last examined by the Internal Revenue Service for the fiscal year ended December 31, 1999. The states in the United States in which any Company files an Income Tax Return, as well as the date any such Income Tax Returns were last examined by the relevant state tax authorities (and for which fiscal years), are set forth on Schedule 2.6(d). None of the Companies is currently subject to any waiver of any statute of limitation in respect of Taxes or any agreement to any extension of time with respect to a Tax assessment or deficiency.

                           (e)      S Election. Pursuant to an election
effective for the tax year beginning in January 1989 for Precision Strip, August 1988 for Transport, February 1992 for Leasing and October 1988 for Kenton (each, an "Election Time"), each Company has, since its respective Election Time, with all requisite consent of its shareholders, validly elected to be treated as an S Corporation under Section 1362 of the Code (or its predecessor Code provision) and under the corresponding provisions of applicable state and local laws where such Company files Income Tax Returns. Such elections have never been terminated or revoked, are currently in effect, and will be in effect through such time as they terminate as a result of the consummation of the transactions contemplated hereby. Since its respective Election Time, no Company has acquired assets with a carryover basis from a C Corporation under the Code, and no shares of capital stock of such Company have been held by any person or entity that was ineligible to be an S Corporation shareholder. None of the Companies shall be liable for any Tax

                                      -8-

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under Section 1374 of the Code (or any similar provision of state, local or foreign law) in connection with the consummation of the transactions contemplated by this Agreement.

                           (f)      Tax Classifications. Schedule 2.6(f)
identifies the federal income tax classifications of each of Kenton Ltd., PSI and Rentals.

                           (g)      No Liability for Other Persons. Except as
set forth on Schedule 2.6(g), none of the Companies has liability for any Taxes of any person other than itself (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, territorial, or foreign law), (ii) as a transferee or successor, or (iii) by contract or otherwise. To the extent that any Company has any liability for any Taxes of any person other than another Company, such liabilities shall be paid in full or otherwise satisfied before the Closing.

                           (h)      Parachute Payment. None of the Companies is
a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                           (i)      Definitions. As used in this Agreement, (i)
"Taxes" (or "Tax") means all federal, state, county, local, foreign, territorial, and other taxes, imposts, charges, fees, levies, and duties (including, without limitation, income, profits, premium, estimated, excise, tollgate, sales, use, license, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gain, withholding, employment and payroll related, and property taxes, import duties, and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules, whether or not measured in whole or in part by net income, and whether disputed or not, including interest, additions to tax or interest, and assessments and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment relating to any of the foregoing; (ii) "Income Taxes" (or "Income Tax") shall mean all Taxes based upon, measured by, assessed or imposed upon gross or net income; (iii) "Tax Return" shall mean any and all reports, returns, declarations, schedules, information returns, statements, or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including without limitation any individual, combined or consolidated return; and (iv) "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

                  2.7 Financial Statements. The Companies have engaged Ernst & Young LLP to prepare, and shall provide to Buyer on or before June 30, 2003, combined audited financial statements of Precision Strip, Transport, Leasing, Kenton, Kenton Ltd. and PSI, in each case, for the periods as of and ended December 31, 2001 and 2002 (December 31, 2002 being referred to herein as the "Balance Sheet Date") (such financial statements, including all notes and schedules thereto and the independent auditors' report, as applicable, of Ernst & Young LLP thereon, being referred to herein, collectively, as the "Financial Statements"), which shall be attached to Schedule 2.7. As of the date of this Agreement, attached as Schedule 2.7 are true copies of (i) the audited financial statements of Precision Strip for the periods as of and ended December 31, 2001 and 2002 (the "Audited Financial Statements") and (ii) the unaudited financial statements of the Companies for the three-month period ended on March 31, 2003 (collectively, such unaudited financial statements shall be referred to herein as the "Interim Financial Statements").

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Sellers and the Companies shall provide such additional unaudited financial statements for the Companies as and when they become available after the date of this Agreement and before the Closing Date, including, but not limited to, monthly financial statements, (collectively, the "Additional Financial Statements"). The Financial Statements, the Audited Financial Statements and the Interim Financial Statements fairly present the financial position of the Companies to which they apply as of the respective dates of the balance sheets included therein and the results of their operations, cash flows and stockholders' equity for the respective periods indicated and such presentation is all in accordance with generally accepted accounting principles consistently applied throughout the periods (except as noted in the Financial Statements or the notes thereto or reports thereon), and the Additional Financial Statements (as and when available) shall fairly present, in all material respects, the financial position of the Companies as of the respective dates of the balance sheets included therein and the results of their operations, cash flows and stockholders' equity for the respective periods indicated and such presentations shall be in accordance with generally accepted accounting principles consistently applied throughout the periods; provided, however, that the Interim Financial Statements and the Additional Financial Statements do not have notes thereto and are subject to changes resulting from normal, recurring year-end adjustments which, alone or in the aggregate, shall not have a material adverse effect on the Companies taken as a whole.

                  2.8 Undisclosed Liabilities. Since the Balance Sheet Date, none of the Companies has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the balance sheets of the Companies as of the Balance Sheet Date (including the notes thereto) included in the Financial Statements,
(ii) as incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice, (iii) as contemplated by or incurred in connection with the transactions contemplated by this Agreement and (iv) as would not, individually or in the aggregate, have a material adverse effect with respect to the Companies, taken as a whole.

                  2.9 Title to Assets; Litigation. Schedule 2.9 lists all real properties owned or leased by any of the Companies, identifying which are owned and which are leased and setting forth the address of the property, name of the landlord, term of the lease, monthly rent and a description of any adjustment methodology and the times applicable, the number and length of any option to extend or renew, and whether there is an option to purchase and the purchase price therefor with respect to any lease.

                           (a)      Each Company has good and indefeasible title
to its real properties and good title to its toll processing assets and all of its other properties and assets reflected on the Financial Statements as of the Balance Sheet Date (including, but not limited to the Partnership Assets), free and clear of any Encumbrance of any kind, except (i) as set forth on Schedule 2.9(a), (ii) statutory liens securing payments not yet due, (iii) for assets sold or otherwise disposed of since the Balance Sheet Date (A) in the ordinary course of business or (B) in connection with the Reorganization and (iv) Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole.

                           (b)      Except as set forth on Schedule 2.9(b),
there are no claims, suits, actions, proceedings, arbitrations, or investigations pending or, to the best knowledge of any Company and Eiting, threatened against or otherwise relating to or involving any Company or any of its properties, the outcome of which would reasonably be expected to have a material adverse effect on the Companies, taken as a whole. None of the Companies is subject to any judgment, order, decree, or other direction of any court or other governmental authority or tribunal which is material to the conduct of the business or financial condition of the Companies, taken as a whole.

                           (c)      Except as set forth on Schedule 2.9(c), to
the best knowledge of the Companies and Eiting, the Companies' tangible assets are reasonably well maintained and in good operating condition (ordinary wear and tear excepted).

                           (d)      To the best knowledge of the Companies and
Eiting, there are no facts which would prevent Buyer after the Closing from using the Companies' assets to carry on the Business at the Facilities in substantially the same manner as the Companies have prior to the Closing Date; provided, however, that this representation shall not extend to any fact relating to the status, business, condition or identity of Parent or Buyer.

                  2.10 Compliance with Laws; Licenses. Except as set forth on Schedule 2.10,

                           (a)      none of the Companies is in violation of any
applicable federal, state, local, foreign, or territorial law, regulation, or order or any other requirement of any governmental, regulatory, or administrative agency or authority or court or other tribunal, except for possible violations which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole;

                           (b)      no investigation or review by any
governmental, regulatory, or administrative agency or authority or court or other tribunal concerning any such possible violation of law is pending or, to the best knowledge of any Company or Eiting, threatened; and

                           (c)      (i) each Company holds all licenses,
permits, registrations and other authorizations required to conduct its business as it is currently conducted, except for possible failures to hold such licenses, permits, registrations and other authorizations which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole, (ii) all such licenses, permits, registrations, and other authorizations are valid and in full force and effect, except for those the absence of which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole, and (iii) each Company is in compliance with all such licenses, permits, registrations, and other authorizations, except for possible failures to be so in compliance which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole.

                  2.11 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 2.11, (i) there has been no material adverse change in, or occurrence which would reasonably be expected to result in a material adverse change in the Companies, taken as a whole, and (ii) none of the Companies has taken any action that, after the date of this Agreement, would be prohibited under Section 5.2, except that the Companies, prior to the date hereof, have paid to Sellers dividends in cash in the aggregate amount of $10,546,488 declared prior to the Balance Sheet Date and reflected in the Financial Statements, and, since the Balance Sheet Date, have declared and paid to Sellers additional dividends in cash in an aggregate amount which, together with all dividends and distributions paid between the date of this Agreement and the Closing Date, does not exceed the Permitted Distribution (as such term is defined in Section 5.3), and which dividends or distributions shall be reflected on the Closing Financial Statements.

                  2.12     Employee Matters.

                           (a)      Schedule 2.12(a) lists all "employee benefit
plans," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that are maintained by the Companies (collectively, the "Employee Plans"). None of the Companies has been a participating employer in any "multiemployer plan" within the meaning of Section 3(37) of ERISA within the last six years, except to the extent that any employee benefit plan in which the Companies are or were the sole participating entities may be deemed to be or have been such a multiemployer plan. All Employee Plans have been administered at all times and are being administered in compliance in all material respects with their terms and applicable law, including, where applicable, ERISA and the Code and the regulations promulgated thereunder. Except as set forth on Schedule 2.12(a), each Company, as applicable, has made or accrued on the appropriate balance sheet all contributions due to date under or with respect to the Employee Plans.

                           (b)      With respect to each Employee Plan, (i) no
"reportable event," as defined in Section 4043 of ERISA, exists that would constitute grounds for termination of such Employee Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Employee Plan, in each case as contemplated by Section 4042 of ERISA; (ii) none of any Company or any fiduciary, trustee, or administrator of any such Employee Plan has engaged in a "prohibited transaction" as defined in Section 4975 of the Code or a "prohibited transaction" as defined in Section 406 of ERISA that could reasonably be expected to subject any Company to any material tax imposed by Section 4975 of the Code or any material penalty imposed by Section 502 of ERISA; and (iii) there is no current matter, including, without limitation, any matter involving the administration and operation of the Employee Plans, which would reasonably be expected to result in any Employee Plan being deemed to be not in substantial compliance with the pertinent provisions of any law, regulation or ruling applicable thereto and which would reasonably be expected to impose any material liability upon any Company. No accumulated funding deficiency under Section 302 of ERISA or Section 412 of the Internal Revenue Code, whether or not waived, exists with respect to any Employee Plan that is subject to either of such sections.

                           (c)      With respect to all Employee Plans which are
group health plans, all such plans have been operated in compliance in all material respects with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code, to the extent such requirements are applicable.

                           (d)      Each Employee Plan that is intended to be a
qualified plan (as described in Section 401(a) of the Internal Revenue Code) (i) has received from the Internal Revenue Service a determination that such Employee Plan is a qualified plan under section 401 of the Internal Revenue Code, (ii) has been timely and properly amended so as to comply in all material respects with all laws applicable to such Employee Plans and (iii) has received a favorable determination letter issued by the Internal Revenue Service to the extent required by all applicable laws. Schedule 2.12(d) describes, to the extent known by the Companies or Eiting, all required reports and descriptions (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) that have not been properly and timely filed or distributed with respect to each Employee Plan.

                           (e)      None of the Companies is a party to or
obligated under any collective bargaining agreements nor are any of its employees represented by trade organizations. To the best knowledge of any Company and Eiting, each Company is in compliance with all such agreements, laws and regulations, except for possible failures to be so in compliance which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole. There is no pending or, to the best knowledge of any Company and Eiting, threatened strike or work stoppage or union organizing activities by employees of any Company or against any Company.

                  2.13     Related Party Transactions. Except as set forth on
Schedule 2.13 or reflected on the Financial Statements, none of the Companies leases or is committed to lease any properties or assets from, or owes any amounts to, or uses or holds in its business any properties or assets of, nor is it a creditor of, any other Company, any Seller, any member of any Seller's family, or any other persons affiliated with any Seller or members of his or her family.

                  2.14     Compliance with Environmental Laws.

                           (a)      Except as set forth on Schedule 2.14(a), to
the best knowledge of each Company and Eiting, the operations of the Companies and all real property owned or leased or otherwise occupied by any such Company (the "Property") comply in all material respects with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, together with all other laws (including rules, regulations and orders thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands ("Environmental Laws"), except for violations which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole.

                           (b)      Except as set forth on Schedule 2.14(b), to
the best knowledge of any Company and Eiting, none of any Company, any agent, employee, or representative of any Company, or any predecessor or tenant of any Company or any third party known to any Company, has used, installed, generated, produced, stored or released on or in the Property any hazardous materials, including any hazardous or toxic substance, material, or waste which is regulated under the Environmental Laws, in breach or violation of the Environmental Laws.

                           (c)      Except as set forth on Schedule 2.14(c), to
the best knowledge of any Company and Eiting, none of the Companies, or any predecessor or tenant of any Company, has received any written notice or claim from any governmental, regulatory or administrative agency or authority or court or other tribunal or any private party alleging a breach or violation of the Environmental Laws by any such Company, or any predecessor or tenant of any Company of the Property.

                           (d)      To the knowledge of the Company and Eiting,
none of the buildings, structures, fixtures or equipment on any of the Property contains any (i) asbestos as defined under any Environmental Law, (ii) urea formaldehyde foam insulation, (iii) polychlorinated biphenyls in concentrations greater than fifty parts per million (including in any electrical transformer or capacitor located on any of the Property) or (iv) any other hazardous substance that is prohibited or regulated when present in buildings, structures, fixtures or equipment.

                           (e)      Except as set forth in Schedule 2.14(e), to
the knowledge of the Company and Eiting, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on any of the Property, including, but not limited to, any and all underground storage tanks that are in use, abandoned, out of service, closed or decommissioned.

                           (f)      The Companies and Eiting have disclosed and
made available to Buyer true, complete and correct copies or results of any and all records, reports, studies, analyses, tests and monitoring in the possession of any Company pertaining to the existence of any hazardous substance in, on, under or affecting any Company or the Property.

                  2.15 Intellectual Property. Schedule 2.15 hereto sets forth a list of all trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, copyright applications, letters patent, patent applications and written licenses of any of the foregoing owned by any Company or licensed to such entities by third parties and identifies the ownership of each item. To the knowledge of any Company and Eiting, except as set forth on Schedule 2.15: (a) all the registered patents, trademarks and service marks described on Schedule 2.15 are valid and enforceable, except for possible failures to have valid and enforceable registered patents, trademarks and service marks which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole; and (b) none of (i) the equipment developed by or on behalf of any Company, (ii) the products manufactured and sold by any Company, or (iii) any Intellectual Property owned or used by any Company infringes any Intellectual Property rights of any other party; and (c) no third party has infringed any Intellectual Property right of any Company, except for possible infringements which would not, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole. For purposes of this Agreement, "Intellectual Property" means trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, copyright applications, letters patent, patent applications, know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, inventions, discoveries and ideas, and licenses of any of the foregoing.

                  2.16 Brokers and Finders. No broker, finder or other financial consultant, other than William Blair & Company, L.L.C. (whose fees and expenses are set forth on Schedule 2.16 and will be paid solely by Sellers), has acted on behalf of any Company in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on Parent, Buyer or any Company.

                  2.17 Material Contracts. Schedule 2.17 contains a true and complete list of all (a) tolling or other processing or storage agreements with mill customers or end use customers,

(b) other contracts (other than supplier or distributor contracts described below), loan agreements, mortgages, deeds of trust, indentures, joint venture or partnership agreements, consulting agreements, leases and licenses, the performance of which will extend over a period of more than one year or involve consideration in excess of $500,000 and (c) all agreements with suppliers or distributors which represent in excess of five percent of the annual revenues of any Company or with any third party which in the aggregate represent more than five percent of the annual revenues or expenses of all the Companies taken as a whole (collectively, the "Material Contracts"). To the best knowledge of each Company and Eiting, each Company has performed in all material respects its obligations under the Material Contracts to which it is a party to the extent such obligations to perform have accrued. To the best knowledge of each Company and Eiting, except as set forth on Schedule 2.17, the other parties to the Material Contracts have performed in all material respects their obligations thereunder. To the best knowledge of each Company and Eiting, all the Material Contracts are in full force and effect in the form provided to Buyer.

                  2.18 Insurance. Schedule 2.18 contains a true and complete list of all insurance policies covering the Companies and their respective assets or businesses presently in effect. To the best knowledge of each Company and Eiting, such Company has in effect policies of insurance with respect to such Company's assets and businesses against such casualties and contingencies and in such amounts, types and forms as are appropriate for such Company's business, operations, properties and assets. All such insurance policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid.

                  2.19 Accurate Disclosures. No representation or warranty made by the Companies or Sellers in this Agreement, together with the schedules, or in any other agreements executed in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact, known to any Company or Eiting necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading which, alone or together with other such statements or omissions, would have a material adverse effect on the Companies taken as a whole. Without limiting the generality of the foregoing representation, except as set forth on
Schedule 2.19, to the best knowledge of each Company and Eiting no supplier, customer, agent or representative of any Company intends to terminate or substantially reduce its sales to or its purchases from or its contractual relationships with or its use of services of such Company, whether or not as a result of the transactions contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller, severally and not jointly, represents and warrants to Parent and Buyer as of the date hereof as follows:

                  3.1      Authority of Each Seller; Ownership.

                           (a) Such Seller has the requisite competence, power
and authority to execute and deliver this Agreement, to perform such Seller's obligations hereunder and to consummate the transactions contemplated hereby and this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity). As of the date hereof, the Company Shares constitute all of the issued and outstanding shares of capital stock of the Companies. As of the date hereof, the Interests constitute all of the issued and outstanding interests of the Partnerships.

                           (b)      As of the date hereof, all of the Company
Shares and Interests set forth opposite such Seller's name on Schedule A are owned of record and beneficially by such Seller free and clear of any Encumbrances, and upon delivery of the Precision Shares and the Transport Shares, Buyer will acquire title thereto, free and clear of any and all Encumbrances, except for any such Encumbrances arising out of actions by or the status of Buyer and any restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws.

                           (c)      Eiting has good and indefeasible title to
each parcel of real property included in the Rentals Assets and, except as set forth on Schedule 2.9(a), owns each such parcel free and clear of any Encumbrances, and upon delivery of the Rentals Assets, Precision Strip will acquire title thereto, free and clear of any and all Encumbrances, except for any such Encumbrances arising out of (i) actions by or the status of Buyer, (ii) taxes, fees, assessments or governmental charges not yet due and payable or
(iii) any Permitted Liens (as such term is defined in Section 5.5 hereof). The Rentals Assets only include Property leased by one or more of the Companies, but do not include any real property or other assets used or leased by any person other than one or more of the Companies.

                  3.2 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by such Seller will (i) violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party (which has not consented to such execution, delivery, and consummation) the right to change the terms of or to terminate or accelerate the maturity of, or constitute a default under the terms of, any agreement or instrument to which any Seller is a party,
(ii) except for applicable requirements of the HSR Act and any similar foreign statute or regulation, violate or conflict with (or require any filing, consent, or similar action, other than any such action required under the Securities Act or applicable state securities laws, under) any law, rule, regulation, judgment, order, injunction, decree or award that applies to or binds such Seller or (iii) require the consent of any governmental agency or of any person who is not a party to this Agreement.

                  3.3 S Corporation Income Taxes. Within the times and in the manner prescribed by law, such Seller has included in such Seller's Income Tax Returns filed prior to the date hereof and shall include in such Seller's Income Tax Returns filed on or after the date hereof, his or her distributive share of the income of the Companies set forth on the information returns furnished by the Companies to such Seller for inclusion in such Seller's Income Tax Returns, and has paid and shall pay the amounts owed or required to be paid under applicable Tax Law with respect to such distributive share, in respect of the periods covered by such Income Tax Returns.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

         Parent and Buyer jointly and severally represent and warrant to each Company and each Seller as of the date hereof as follows:

                  4.1 Organization and Good Standing of Parent and Buyer; Authority.

                           (a)      Parent is a corporation duly organized,
validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, operate and lease its assets and to carry on its business as presently conducted. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Parent of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

                           (b)      Buyer is a corporation duly organized,
validly existing and in good standing under the laws of the State of California. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Buyer of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

                  4.2 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) violate or conflict with any provisions of either Parent's or Buyer's articles of incorporation or bylaws, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party (which has not consented to such execution, delivery, and consummation) the right to change the terms of or to terminate or accelerate the maturity of, or constitute a default under the terms of, any material agreement or instrument to which Parent or Buyer is a party, or (iii) except for applicable requirements of the HSR Act and similar foreign statutes and regulations, violate or conflict with (or require any filing, consent, or similar action under) any law, rule, regulation, judgment, order, injunction, decree or award that applies to or binds Parent or Buyer, other than violations which would not, individually or in the aggregate, have a material adverse effect on Parent and Buyer, taken as a whole.

                  4.3      Investment.

                           (a)      Buyer is purchasing the Precision Shares and
the Transport Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the sale of the Precision Shares and the Transport Shares has not been registered under the Securities Act or applicable state securities laws, and that the Precision Shares and the Transport Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state securities laws or pursuant to an applicable exemption therefrom.

                           (b)      Each of Parent and Buyer is, and on the
Closing will be, an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

                  4.4 Brokers and Finders. No broker, finder or other financial consultant has acted on behalf of Parent or Buyer in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on any Seller or any Company.

                  4.5 Financial Capacity. Buyer has or shall have sufficient funds available to consummate the transactions contemplated hereby and to support the operations of the Companies for a period of one year after the Closing Date.

                                    ARTICLE V

                     COVENANTS OF THE COMPANIES AND SELLERS

                  5.1 Access to the Companies' Premises, Etc. Between the date hereof and the Closing Date, upon no less than two business days notice, each Company shall give Parent and Buyer and their authorized representatives such access as they shall reasonably request, during regular business hours, to any and all of the Companies' properties, contracts, books and records, and shall cause each Company's officers and employees to furnish or make available to Parent, Buyer and such representatives any and all information pertaining to its business that Parent, Buyer or such representatives shall reasonably request; provided, however, that information that the Companies determine, in their reasonable business judgment, to be sensitive, such as current pricing, future pricing, and plans and customer specific negotiations need not be provided or furnished to Parent or Buyer unless such sensitive information is material to, and required by, Parent or Buyer in connection with their analysis of the Companies and the transactions contemplated hereby. Notwithstanding such materiality and such requirement, to the extent that Precision Strip reasonably believes that a specific contract or customer negotiation is competitive with Parent or Buyer, Precision Strip is not required to furnish any information to Parent or Buyer regarding such contract or negotiation. Parent and Buyer shall coordinate all inspection and due diligence activities contemplated by this
Section 5.1 through Samuel J. Tinaglia of William Blair & Company, L.L.C. or his designee. Unless and until the transactions contemplated herein have been consummated, but in any event for no more than five years, (i) Parent and Buyer shall hold in confidence and shall cause all of their attorneys, accountants, agents, advisors and representatives involved in this transaction (the "Parent and Buyer Representatives") to hold in confidence all information regarding the Companies furnished or made available by any Company or any Seller ("Confidential Company Information"), and (ii) in all events at all times before and after the Closing, but in any event for no more than five years, Parent, Buyer and the Parent and Buyer Representatives shall hold in confidence all information regarding any Seller furnished or made available by any Company or any Seller, and (iii) in all events each Company and each Seller shall hold in confidence and shall cause all of their attorneys, accountants, agents, advisors and representatives involved in this transaction (the "Company and Seller Representatives") to hold in confidence all information regarding Parent or Buyer furnished or made available by Parent or Buyer, or any Confidential Company Information. In each case, the obligation to maintain confidentiality will not extend to information in the public domain not as a result of a breach of this Section 5.1, or information required to be disclosed by law or stock exchange rule in connection with the transactions contemplated hereby. Parent and Buyer shall be responsible for any breach of this Section 5.1 by any Parent and Buyer Representative. Sellers shall be responsible for any breach of this Section 5.1 by any Company and Seller Representative. If such transactions are not consummated, Parent and Buyer shall (i) return to the appropriate Company or Seller all Confidential Company Information, and (ii) destroy all documents or materials containing information derived from Confidential Company Information and certify in writing to the Companies and Sellers that it has returned to the Companies and Sellers all such documents received and destroyed all documents or other materials containing information derived from Confidential Company Information.

                  5.2 Conduct Prior to Closing Date. From the date hereof through the Closing Date, each Company will (i) conduct its business and affairs in the ordinary course of business (except as expressly permitted by this Section 5.2 and Section 5.3), and (ii) use its reasonable efforts to keep intact its goodwill, keep available the services of its employees, and maintain good relationships with vendors, customers and employees having business or financial relationships with it. From the date hereof through Closing Date, without the prior written consent of Parent and Buyer (which shall not be unreasonably withheld or delayed), none of the Companies shall (except as may be necessary or desirable to facilitate the Reorganization or as expressly permitted by Section 5.3):

                           (a)      except as contemplated by Section 1.1 in
connection with the Reorganization, issue any capital stock, partnership interests or other securities, or any securities convertible or exchangeable into capital stock, partnership interests or other securities, or any securities requiring any payment relating to capital stock, partnership interests or other securities, or any options, warrants, or rights with respect to capital stock, partnership interests or other securities, or split, subdivide, or reclassify its capital stock, partnership interests or other securities; provided, however, that the Companies may issue capital stock or other securities to the Sellers in order to change the relative number of Company Shares held by and among the Sellers prior to the Closing if there is no adverse impact on any of the Companies or on Parent or Buyer or the transactions contemplated by this Agreement as a result of such issuance;

                           (b)      amend, in any material respect, its articles
of incorporation, bylaws or partnership agreement, as the case may be, or merge, consolidate, liquidate, or dissolve;

                           (c)      except as contemplated by Sections 2.11 and
5.3, declare or pay any dividend or make any other distribution on its capital stock or other securities, or purchase or redeem any capital stock or other securities;

                           (d)      acquire or agree to acquire by merging or
consolidating with, or by purchasing the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                           (e)      create or incur any security interest, lien,
mortgage, claim or other encumbrance on any of its properties (except for statutory liens securing payments not yet due), incur or assume any guaranty or other liability to discharge an obligation of another, incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it, other than in the ordinary course of business;

                           (f)      enter into or terminate (other than in
accordance with its terms) any material contract, or settle any tax claim, assessment, or liability except in the ordinary course of business; or

                           (g)      incur any debt to make capital expenditures
in excess of the budgeted amount set forth on Schedule 5.2.

                  5.3 Permitted Distribution. Notwithstanding the provisions of Section 5.2, prior to the Closing Date, the Companies may declare and pay to Sellers dividends in cash totaling an aggregate amount (such aggregate amount being referred to herein as the "Permitted Distribution") of not more than 100 percent of the reasonably estimated aggregate net income (the "Interim Net Income") of the Companies for the period commencing September 30, 2002 and ending on the last day immediately preceding the Effective Date (the "Interim Period"); provided that the Companies shall not borrow any amount to fund the Permitted Distribution that would make the debt of the Companies exceed $25.64 million in the aggregate (the "Maximum Debt") as of the Effective Date or as of the Closing Date. The Interim Net Income shall be determined as follows:

                           (a)      Not later than three business days prior to
the Closing Date, the Companies shall deliver to Parent and Buyer a combined income statement of the Companies for the Interim Period, which shall include the Companies' good faith and reasonable estimate of the Companies' aggregate net income for the Interim Period.

                           (b)      Together with such combined income
statement, each Company making any such declaration or payment shall deliver to Parent and Buyer a certificate of the Treasurer or Chief Financial Officer of such Company showing the amount of the Permitted Distribution, the aggregate amount of dividends declared since September 30, 2002, and the aggregate amount of dividends paid, or to be paid, by such Company pursuant to this Section 5.3.

                  5.4 No Solicitation. Except in connection with the Reorganization, the Companies and the Sellers, alone or together, shall not, and shall cause their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives (collectively, "Company and Seller Agents") not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any direct or indirect sale, acquisition or purchase of any Company Shares, any Interests, or any business or assets of any of the Companies or any inquiry with respect thereto or engage in substantive discussions or negotiations with any person with respect thereto, or in connection with any proposal related thereto, disclose any Confidential Company Information or afford access to the properties, books or records of any Company, to any person that has made, or to such party's knowledge, is considering making, any proposal to sell, acquire or purchase, directly or indirectly, any Company Shares, any Interests, or any business or assets of any of the Companies, other than sales, acquisitions and purchases in the ordinary course of business.

                  5.5 Real Property. No later than ten (10) business days after the date of this Agreement, Sellers shall provide to Buyer, at Buyer's expense, Preliminary Title Reports for the Property (the "Preliminary Title Reports") issued by a title company reasonably acceptable to Buyer (the "Title Company") and the Company shall cause the Title Company to provide copies of all documents to which any Seller or any Company is a party that is noted as an exception or is underlying any exception noted in the Preliminary Title Reports. Sellers shall also provide Buyer a copy of any unrecorded agreements affecting title to the Property that have not otherwise been provided. On the Closing Date, the Property shall be subject only to (a) taxes and assessments not yet due and payable, (b) the Permitted Liens and (c) any exceptions created by Buyer. For purposes of this Agreement, the term "Permitted Liens" shall mean (i) any lien for taxes not yet due or payable, (ii) any easements, exceptions, or covenants, conditions or restrictions recorded against the Property which do not interfere with the operation of the Business or the use of the Property as being used by the Companies as of the date of this Agreement, (iii) exceptions to title approved or created by Buyer and (iv) mortgages or deeds of trust of financial institutions or other lenders with respect to any debts approved by Buyer.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

                  6.1      Cooperation.

                           (a)      Parent, Buyer, each Company, and each Seller
agree to use all reasonable efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by each of them hereunder to the end that the transactions contemplated by this Agreement will be fully and timely consummated as provided herein. Sellers, Parent, Buyer and each Company shall promptly prepare and file the appropriate forms to comply with the HSR Act and shall respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions hereof, Sellers, Parent, Buyer and each Company shall use all commercially reasonable efforts to resolve objections, if any, as may be asserted by any applicable governmental authority with respect to the transactions contemplated hereby under any antitrust or trade or regulatory laws or regulations of any applicable governmental authority, provided that Parent and Buyer will not be required to resolve such objections by agreeing to enter into agreements, to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent's and Buyer's businesses or assets or any portion of the businesses or assets of any of their subsidiaries or any portion of the businesses or assets of the Companies. Parent and Buyer shall reasonably consult with each Company and each Seller and, subject to being permitted by the applicable governmental authority to do so, each Company and each Seller shall have the right to attend and participate in any telephone calls or meetings that Parent or Buyer may have with any person working for any such governmental authority with regard to this Agreement.

                           (b)      Notwithstanding anything to the contrary in
this Agreement, Parent and Buyer shall cause Precision Strip and Transport (i) to take commercially reasonable actions in good faith in connection with any Outstanding Employee Plan Matters (as such term is defined in Section 9.2(b)), at Sellers' sole cost and expense, and (ii) otherwise to cooperate fully with Sellers, to the extent reasonably requested by Sellers, in connection with the administration of, or the defense of, any claim, audit, litigation or other proceeding relating to any Outstanding Employee Plan Matter. To the extent that, after the Closing, action by Parent, Buyer, Precision Strip or Transport is required by applicable laws, regulations or administrative pronouncements in order to extend any statute of limitation relating to any such claim, audit, litigation or other proceeding, Parent and Buyer shall take, or cause Precision Strip and Transport, to take such action as is necessary to extend such statute of limitations where such extension is reasonably requested by Sellers. After the Closing, Parent and Buyer shall not, and shall not permit Precision Strip or Transport to, act or fail to act in a manner which could adversely affect such claim, audit, litigation or other proceeding without the prior written consent of Sellers.

                  6.2      Preparation of Tax Returns; Tax Covenants.

                           (a)      Sellers shall be responsible for preparing
and filing, and shall prepare and file, at the Companies' expense, within the times and in the manner prescribed by law (subject, however, to filing under any extension), all Income Tax Returns of each Company for any Tax period ending on or before the Effective Date that are required to be filed after the Closing Date; provided that the costs and expense of such preparation shall be accrued in connection with the preparation of the Closing Financial Statements (as defined below), if not otherwise reflected on the Financial Statements, Interim Financial Statements and/or Additional Financial Statements. Each Seller covenants that (i) any Income Tax Returns of any Company for any Tax period ending on or before the Closing Date that are filed after the Closing Date will be complete, correct and filed consistently with such Company's prior Income Tax Returns, (ii) such Income Tax Returns will not be subject to penalties under Sections 6662 or 6663 of the Code relating to accuracy and fraud-related penalties (or their predecessor Code provisions or any corresponding or similar provision of federal, state, local, foreign, or territorial Income Tax law), and
(iii) except for Taxes payable by the Companies which are attributable solely to the Section 338(h)(10) Elections (as hereinafter defined), shall pay all Taxes owed or required to be paid by such Seller in respect of any period ending on or before the Closing Date. All Tax Returns that are required to be filed pursuant to this Section 6.2(a) shall not be filed without the prior approval of Parent and Buyer, which approval shall not be unreasonably withheld.

                           (b)      Parent, Buyer and each Seller shall
cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return, and the defense of any claim, audit, litigation or other proceeding, with respect to Taxes of any Company or any Seller for any Tax period ending on or prior to the Closing Date. Parent, Buyer and each Seller agree to abide by all record retention requirements of, or record retention agreements entered into with, any taxing authority. To the extent that action by Parent, Buyer or companies controlled by them or any Seller is required by applicable laws, regulations or administrative pronouncements in order to extend any statute of limitation for any Tax Return, claim, audit, litigation or other proceeding described above in this Section 6.2(b), such party shall take such action as is necessary to extend a statute of limitations where such extension is reasonably requested by the other party in connection with the preparation by such other party of such Tax Return or defense by such other party of such claim, audit, litigation or other proceeding.

                           (c)      Parent and Buyer shall provide each Seller
with prompt notice of any inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Income Tax authorities, which relate to any Income Tax period ending on or before the Closing Date. Sellers shall have the right to represent the interests of the Companies in any Income Tax audit or administrative proceeding relating to any federal Income Tax period ending on or before the Closing Date, to employ counsel of their choice at their sole expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such Income Tax periods; provided, that each Seller shall use reasonable efforts to inform Parent and Buyer of the status of any such proceedings, shall provide Parent and Buyer (at Parent's and Buyer's cost and expense) with copies of any pleadings, correspondence, and other documents as Parent or Buyer may reasonably request, and shall consult with Parent and Buyer prior to the settlement of any such proceedings, and provided further, that no Seller shall settle any such proceedings in a manner which could adversely affect the Companies, Parent or Buyer without the prior written consent of Parent and Buyer, which shall not be unreasonably withheld.

                           (d)      Except to the extent otherwise required by
law, Parent, Buyer, each Seller and each Company agree that all federal tax deductions attributable to obligations relating to or arising out of any deferred compensation payments, to the extent any such payments are made prior to the Closing Date or within two-and-one-half months thereafter, shall be reported on the Companies' Income Tax Returns for the Tax Period ending on the Closing Date and shall be appropriately reflected on the Closing Financial Statements.

                           (e)      Within 120 days following the Closing,
Parent and Buyer shall determine whether they desire to make an election under
Section 338(h)(10) of the Code. If so,

                                    (i)      Parent, Buyer and each Seller shall
timely make joint elections under Section 338(h)(10) of the Code and comparable provisions of state law with respect to the purchase and sale of the Precision Shares and the Transport Shares (the "Section 338(h)(10) Elections"), and shall timely file executed copies of IRS Form 8023, the required schedules thereto and any similar state forms, with the proper authorities. Each Seller will include any income, gain, loss or deduction resulting from any Section 338(h)(10) Elections on his or her Tax Return to the extent required by applicable law and, subject to Section 6.2(e)(ii) below, shall pay any Tax imposed on such Seller attributable to the consummation of the transactions contemplated hereby, including Taxes attributable to the making of the Section 338(h)(10) Elections. Parent or Buyer shall pay all Taxes imposed upon any Company to the extent that such Taxes are attributable to the making of the Section 338(h)(10) Elections. Parent and Buyer shall prepare an allocation schedule allocating the aggregate deemed sales price of the assets among the assets of the Companies in accordance with Section 338(h)(10) of the Code and the regulations thereunder (the "Allocation Schedule"), subject to the consent of each Seller, which consent shall not be unreasonably withheld. The Allocation Schedule shall be binding on all parties for all applicable purposes, including tax purposes, and no party shall file any Tax Returns or take any other action which is inconsistent with the Allocation Schedule.

                                    (ii)     On or before January 15, 2004,
Buyer shall pay each Seller an amount equal to such Seller's Excess Section 338(h)(10) Election Taxes (as defined below); provided, however, that, upon not less than five business days' notice, any Seller may request Buyer to pay on December 15, 2003, an amount equal to that portion of such Seller's Excess
Section 338(h)(10) Election Taxes which are state income Taxes payable by such Seller. . For purposes of this Section 6.2(e)(ii), "Excess Section 338(h)(10) Election Taxes" for any Seller shall mean the incremental federal, state and local income Taxes payable by such Seller on the income and gain from the sale of the Precision Shares and the Transport Shares as compared to what the federal, state and local income Taxes would have been but for the Section 338(h)(10) Elections. The calculation of a Seller's Excess Section 338(h)(10) Election Taxes shall include, but not be limited to: (A) such Seller's incremental federal income Taxes (including any recapture) attributable to the difference between the Seller's marginal rate of tax on ordinary income and the Seller's marginal tax rate on long-term capital gains with respect to any ordinary income recognized by the Seller as a result of the sale of the Precision Shares and the Transport Shares, which ordinary income would have been long-term capital gain but for solely the Section 338(h)(10) Elections, (B) such Seller's incremental state income Taxes attributable to the difference between the Seller's effective state and local tax rate on income and gain recognized by the Seller as a result of the sale of the Precision Shares and the Transport Shares as compared to what the Seller's effective state and local tax rate would have been with respect to such income and gain but for the Section 338(h)(10) Elections, and (C) any additional federal, state and local income Taxes incurred by such Seller attributable to the payment made to Seller pursuant to this
Section 6.2(e)(ii). The amount of Seller's Excess Section 338(h)(10) Election Taxes, if any, shall be determined by an independent tax accounting expert mutually agreeable to Sellers and Buyer, which shall be subject to the reasonable review and comment by the Companies' independent tax accountants. All payments made pursuant to this Section 6.2(e) shall be treated as additional Purchase Price for all tax and financial accounting purposes. All calculations shall be made based on the respective states of residence of Sellers at the date of this Agreement and, at Buyer's option, need not be adjusted for changes in any Seller's state of residence between the date of this Agreement and the Closing Date.

                           (f)      Buyer shall also reimburse each Seller for
any incremental federal, state and local income Taxes payable by such Seller as a result of the consummation of the Reorganization as compared to what the federal, state and local income Taxes payable by such Seller would have been if, in lieu of the transactions described in Section 1.1(a), (i) Sellers sold the stock of Leasing and Kenton to Buyer (without a Section 338(h)(10) election),
(ii) Sellers sold the Interests to Buyer and (iii) Eiting sold the Rentals Assets to Buyer. The excess Taxes to be reimbursed pursuant to this Section 6.2(f) shall be calculated in a manner similar to the calculation of Excess
Section 338(h)(10) Election Taxes under Section 6.2(e)(ii) and shall be determined by an independent accounting expert mutually agreeable to Sellers and Buyer, which shall be subject to the reasonable review and comment by the Companies' and Buyer's respective independent tax accountants. Any excess Taxes reimbursed pursuant to this Section 6.2(f) shall not be treated as Excess
Section 338(h)(10) Election Taxes for purposes of Section 6.2(e)(ii). Notwithstanding the foregoing, in no event shall Buyer be liable for (1) any Taxes related to any distributions by the Companies to Sellers before the Closing Date or (2) any Taxes under Section 1374 of the Code.

                  6.3      Closing Financial Statements.

                           (a)      Promptly following the Closing, Sellers and
Buyer shall cause Ernst & Young LLP, an independent certified public accountant (the "Auditor"), to audit the combined financial statements, including the balance sheet, income statement and cash flow statement, of Precision Strip, as restructured after the Reorganization, and Transport for the period ended and as at midnight on the day immediately preceding the Effective Date (the "Closing Financial Statements"). The Closing Financial Statements shall be properly and accurately prepared in accordance with generally accepted accounting principles applied consistently with past practice, and shall fairly and accurately represent the financial condition of the combined Companies; provided, however, that, to the extent that the Closing Date is not the Effective Date and the following payments or reimbursements are made after the Effective Date and on or before the Closing Date, the Closing Financial Statements shall reflect the following transactions as having occurred at midnight on the day immediately preceding the Effective Date: (i) the payment of the Permitted Distribution,
(ii) the payment and reimbursement of all amounts paid and reimbursed pursuant to Section 6.4(b) hereof , (iii) any transfer of assets by Precision Strip or Transport, outside the ordinary course of business, between the Effective Date and the Closing Date and (iv) any increase in the aggregate debt of Precision Strip and Transport to the extent that it exceeds the Maximum Debt. In the event that the combined net assets reflected in the Closing Financial Statements are less than $130 million, the Purchase Price shall be decreased by an amount equal to the difference between $130 million and such combined net assets (a "Shortfall"). If a Shortfall exists, Sellers shall remit an amount equal to such Shortfall to Buyer within ten (10) business days after calculation of the Shortfall is conclusively determined pursuant to this Section 6.3 or, if Sellers fail to do so, Buyer, in its sole discretion, shall be entitled, but not obligated, to make a claim against the Holdback for the amount of such Shortfall and Sellers or Sellers' Representative (as defined in the Holdback Agreement) shall acknowledge and approve any such claim in accordance with the Holdback Agreement. For purposes of this Section, "net assets" shall be determined as of midnight on the day immediately preceding the Effective Date and shall mean the value of the total assets, less cash, cash equivalents and money market funds, of the Companies held as of midnight on the day immediately preceding the Effective Date by Precision Strip and Transport minus total liabilities remaining as liabilities of Precision Strip or Transport after the Effective Date as reflected on the Closing Financial Statements as determined in accordance with this Section.

                           (b)      The Auditor shall furnish copies of the
Closing Financial Statements to the parties no later than ten (10) business days after the audit is completed, provided that the parties shall use their best efforts to have the audit completed within forty-five (45) days after the Closing Date, and the parties shall have five (5) business days to review and approve the Closing Financial Statements. If there is any dispute over the computation or amount of the net assets, the disputing party shall so notify the other parties in writing within such five (5) business days. If Sellers and Buyer are unable to agree on the computation of the net assets within ten (10) days thereafter, then the calculation shall be submitted for resolution to a firm of independent certified public accountants selected by the Auditor (the "Selected Firm"), and the net assets as computed by the Selected Firm shall be conclusive for the purposes of this Section. Buyer and Sellers shall each pay one-half of the fees and expenses of the Auditor and the Selected Firm. Buyer and Sellers shall cooperate with one another and shall assist in the audit to the extent reasonably necessary.

                  6.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated and except as otherwise specifically provided in this Agreement, the following fees and expenses shall be paid by the following parties:

                           (a)      Parent and Buyer shall pay (i) all fees and
expenses incurred by them in structuring, negotiating, and consummating this Agreement, (ii) all filing fees (including filing fees required to be paid under the HSR Act); and (iii) one-half of the fees and expenses of the Auditor incurred by Sellers or the Companies in connection with the audit of the Financial Statements; and

                           (b)      except as provided in Section 6.4(a),
Sellers shall pay, or (if paid by the Companies before the Closing) reimburse the Companies for, (i) all fees and expenses incurred by Sellers and the Companies in structuring, negotiating, and consummating this Agreement, including, without limitation, all fees and expenses and other amounts, if any, to be paid to William Blair & Company, L.L.C., Elliott, Ostrander & Preston, P.C. and McDermott, Will & Emery in connection with the transactions contemplated hereby, (ii) fees and expenses incurred by Sellers or the Companies relating primarily to estate planning or other financial or tax matters of Sellers personally in connection with the transactions contemplated by this Agreement; and (iii) one-half of the fees and expenses of the Auditor incurred by Sellers or the Companies in connection with the audit of the Financial Statements.

                  6.5 Public Announcements. Parent, Buyer, the Companies, and Sellers will consult each other and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with or rule of any national securities exchange. The parties agree that any press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof, except as set forth above. Notwithstanding anything in this Section 6.5 to the contrary, after the Closing of the transactions contemplated by this Agreement, William Blair & Company, L.L.C. may publicly disclose the fact of its participation in the transactions contemplated by this Agreement in any tombstone advertisement and, in connection with such disclosure, William Blair & Company, L.L.C. may use the names of the parties hereto and may describe its role in the such transactions in a very general manner and without reference to any specific terms or conditions of such transactions.

                  6.6 Control of the Companies' Operations. Nothing contained in this Agreement shall give to Parent or Buyer, directly or indirectly, the right to control or direct the operations of any of the Companies prior to the Closing Date. Nor shall Parent or Buyer incur any liability to Sellers or with respect to the Companies prior to the Closing of the transactions contemplated by this Agreement.

                  6.7 Updated Disclosure Schedules. At any time and from time to time prior to the Closing, Sellers and the Companies may deliver to Parent and Buyer updated versions of the disclosure schedules relating to the representations made by the Companies and Sellers in Articles II and III, respectively, attached hereto (such attached disclosure schedules being referred to herein, collectively, as the "Disclosure Schedules") and, in any event, Sellers and the Companies shall deliver to Parent and Buyer updated versions of the Disclosure Schedules no later than two business days before the Closing. Each such updated version of a Disclosure Schedule (an "Updated Disclosure Schedule") will update the information contained in such Disclosure Schedule. Within seven (7) business days after receipt of an Updated Disclosure Schedule (or, with respect to any Updated Disclosure Schedule delivered later than seven (7) business days, but not less than two (2) business days before the Closing, at any time prior to the Closing), Parent and Buyer may either (a) accept and acknowledge in writing such Updated Disclosure Schedule or (b) in the event the information reflected in such Updated Disclosure Schedule would allow Parent and Buyer to terminate this Agreement pursuant to Section 10.1, elect to terminate this Agreement. In the event Parent and Buyer accept and acknowledge such Updated Disclosure Schedule or fail to provide notice of termination in accordance with this Section 6.7 during such seven (7) business-day period (or before the Closing, if applicable), each such Updated Disclosure Schedule shall be deemed to have been accepted by Buyer and the applicable Disclosure Schedule shall be deemed to be amended and superseded by such Updated Disclosure Schedule for all purposes of this Agreement, including (without limitation) Section 8.1(a).

                  6.8 Litigation Support. After the Closing Date, in the event and for so long as any party hereto actively is contesting or defending against any third party claim made in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, each of the other parties hereto will cooperate with him or it and its counsel in such contest or defense, make available their personnel, and provide such testimony and access to such of their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).

                  6.9      Employee Benefits.

                           (a)      During the period commencing at the Closing
Date and ending on the first anniversary thereof, Parent and Buyer shall provide (or shall cause the Companies or their successors to provide) employees of the Companies with salary and benefits under employee benefit plans that are no less favorable than those currently provided by the Companies to their employees (including benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and incentive compensation plans, and retiree benefit plans, policies and arrangements). Parent and Buyer shall cause all medical and dental employee benefit plans maintained by the Companies as of the date of this Agreement and remaining in effect following the Reorganization to be maintained for the benefit of the employees, who are employed by Precision Strip or Transport as of the Closing Date, for a period of one year following the Closing. For purposes of any employee benefit plan or arrangement maintained by Parent or Buyer or any Company after the Closing Date, Parent and Buyer or such Company shall recognize (or cause to be recognized) service with such Company and any predecessor entities (and any other service credited by such Company under similar benefit plans) for all purposes (including for vesting, eligibility to participate, severance and benefit accrual). On or immediately prior to the Closing, Precision Strip shall provide to Buyer a
Schedule 6.9(a) listing the service dates for all employees then employed by Precision Strip or Transport. From and after the Closing Date, Parent, Buyer and the Companies shall waive any pre-existing condition limitations that are applicable under the employee benefit plans of the Companies.

                           (b)      During the period commencing at the Closing
Date and through at least the first anniversary thereof, in the event that Buyer terminates the employment of any employee of any Company without cause, Parent or Buyer shall provide written notice of such termination of employment to such employee at least one week prior to the termination date for each year that the employee had been employed by any Company; provided that Parent and Buyer shall provide no more than eight week's prior notice. In no event shall Parent or Buyer be obligated to give such prior notice to any employee terminated for cause.

                           (c)      Prior to the Closing Date, each Company
shall honor all employment, change of control, severance, retirement or termination agreements between such Company, and any officer, director or employee of any Company.

                           (d)      Sellers acknowledge that Buyer may, in its
sole discretion, merge one or more of the Companies' Employee Plans with and into Parent's Master 401(k) Plan.

                  6.10 Director and Officer Indemnification. Parent and Buyer shall cause Precision Strip and Transport to keep in effect provisions in its articles of incorporation and bylaws with respect to indemnification no less favorable to directors and officers of the Corporations (collectively, the "D&O Indemnitees") than those contained therein on December 31, 2002, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing Date were directors or officers of any Corporation in respect of actions or omissions at or prior to the Closing (including the transactions contemplated by this Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish such rights of indemnification.

                  6.11 Certain Matters Concerning the Reorganization. Precision Strip may issue additional shares of its capital stock as a result of the Reorganization. On or before the Closing, the Companies and Sellers shall provide a Schedule 6.11 showing the number of shares of capital stock of each Corporation, to the extent still in existence following the Reorganization, then issued and outstanding and the names of the holders of such shares. All Precision Shares and Transport Shares outstanding following the Reorganization shall be free and clear of all Encumbrances immediately prior to the Closing.

                                   ARTICLE VII

                             COVENANT NOT TO COMPETE

                  7.1 Covenant of Eiting and Marie Eiting. For a period of five (5) years from and after the Closing, Eiting and Marie Eiting, jointly and severally, hereby covenant and agree that neither of them shall engage or participate, directly or indirectly, in any business, which includes the processing of metal products or the development of equipment or technology to do so, in competition with the business conducted by the Companies immediately prior to the Closing within the States of Ohio, Kentucky, Indiana, or Alabama. Any passive beneficial ownership of less than five percent (5%) of the shares of a company whose securities are actively traded on a national securities exchange or NASDAQ shall not be deemed to be a violation of this Section.

                  7.2 Public Policy and Law. The parties to this Agreement expressly agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the covenant set forth above shall be construed as a series of separate covenants, one for each county or state within the specified geographic area, each of which covenants shall be deemed to be identical. If, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants deemed included in this Article VII, then such unenforceable covenant shall be deemed to be eliminated therefrom or modified to the extent necessary to permit it and the remaining separate covenants to be enforceable. Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that the foregoing covenant not to compete is invalid because of its length of time or geographic scope, then the parties hereto agree that such covenant shall be reduced either or both in length of time or geographic scope to the extent necessary to make such covenant enforceable against Eiting and Marie Eiting.

                  7.3 Remedy. The parties acknowledge and agree that the remedy at law for any breach of the foregoing covenant not to compete will be inadequate and that Parent and Buyer shall be entitled, in addition to any remedy at law, to injunctive relief. The consideration for the foregoing covenant not to compete, which is hereby agreed to be a material element of this Agreement, is Buyer's agreement to purchase the Precision Shares and the Transport Shares and to pay the Purchase Price provided herein, as well as the amounts set forth in Schedule 7.3, and Eiting and Marie Eiting acknowledge the adequacy of such consideration.

                                  ARTICLE VIII

                                   CONDITIONS

                  8.1 Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the transactions contemplated hereby are subject to the satisfaction on or before the Closing Date of the following conditions (any of which Parent or Buyer may waive):

                           (a)      All of Sellers' and the Companies'
respective representations and warranties herein shall be true in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as though made on and as of the Closing Date; provided, however, that representations and warranties that address matters only as of a particular date or period shall be true in all material respects as of such date or period of time.

                           (b)      Each Seller and each Company shall have
performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by him, her or it prior to or on the Closing Date (including, without limitation, the delivery of all documents and other items set forth in Section 1.4).

                           (c)      All filings with, approvals by, and consents
of third parties required to be made or received by or on the part of any Seller or any Company, and all approvals by governmental authorities required to be received by Parent or Buyer, for the consummation of the transactions contemplated hereby shall have been made or obtained, and any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated (provided, however, that neither Parent nor Buyer may rely on this condition if it is not met due to the failure of Parent or Buyer either to make a required filing with such a governmental authority, or to use all reasonable efforts in good faith to obtain a required approval of such a governmental authority).

                           (d)      No party hereto shall be subject to any
order, injunction, or other legal restraint of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated hereby; and no statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any governmental authority which prohibits, restricts, or makes illegal the consummation of any of the transactions contemplated by this Agreement.

                           (e)      There shall have been no material adverse
change in the business, operations, financial condition or assets of the Companies between the date of this Agreement and the Closing Date.

                           (g)      Sellers shall have delivered two separate
pro forma balance sheets showing the combined financial condition of Precision Strip, as restructured pursuant to the Reorganization, and Transport at a date not more than three (3) days before the Effective Date (the "Effective Date Pro Forma Balance Sheet") and at a date not more than three (3) days before the Closing Date (the "Closing Date Pro Forma Balance Sheet"), respectively, and the amount of the Companies' combined net assets as shown on the Effective Date Pro Forma Balance Sheet shall be not less than $130 million and the aggregate debt as shown on the Effective Date Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet shall be no more than $25.64 million; provided, however, that, if the net assets as shown on the Effective Date Pro Forma Balance Sheet are less than $130 million, the Purchase Price shall be adjusted in accordance with Section 6.3 prior to the Closing and subject to a second adjustment after completion of the audit. The Effective Date Pro Forma Balance Sheet shall be prepared in accordance with Section 6.3, and the Closing Date Pro Forma Balance Sheet shall be properly and accurately prepared in accordance with generally accepted accounting principles applied consistently with past practice, and shall fairly and accurately represent the financial condition of the combined Companies.

                  8.2 Conditions to the Obligations of Each Seller. The obligations of each Seller to effect the transactions contemplated hereby are subject to the satisfaction on or before the Closing Date of the following conditions (any of which such Seller may waive):

                           (a)      All of Parent's and Buyer's representations
and warranties herein shall be true in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as though made on and as of the Closing Date; provided, however, that representations and warranties that address matters only as of a particular date or period shall be true in all material respects as of such date or period of time.

                           (b)      Parent and Buyer shall have performed and
complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Parent or Buyer prior to or on the Closing Date (including, without limitation, the delivery of all documents, payments and other items set forth in Section 1.5).

                           (c)      All filings with, approvals by, or consents
of third parties required to be made or received by or on the part of Parent or Buyer, and all approvals by governmental authorities required to be received by any Seller, for the consummation of the transactions contemplated hereby shall have been made or obtained, and any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated (provided, however, that each Seller may not rely on this condition if it is not met due to the failure of any Seller either to make a required filing with such a governmental authority, or to use all reasonable efforts in good faith to obtain a required approval of such a governmental authority).

                           (d)      No party hereto shall be subject to any
order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement; and no statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any governmental authority which prohibits, restricts, or makes illegal the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                    INDEMNITY

                  9.1 Survival of Representations and Warranties. The representations and warranties of (i) each Company in Sections 2.1, 2.5, 2.6,
2.12 and 2.14 (ii) each Seller in Sections 3.1 and 3.3 and (iii) Parent and Buyer in Sections 4.1 and 4.4 shall survive the Closing Date and claims with respect thereto shall be governed by the applicable statute of limitations. The representations and warranties of each Company in all other sections of Article II, of Sellers in all other sections of Article III, and of Parent and Buyer in all other sections of Article IV, shall survive for that period from the Closing Date to December 31, 2004, after which date no claim for indemnification or otherwise not theretofore asserted may be brought in respect of any misrepresentation or breach of warranty based on such other representations and warranties.

                  9.2      Indemnification by Sellers.

                           (a)      Except as provided in (b), each Seller,
severally and not jointly, shall indemnify and hold harmless Parent and Buyer and, after the Closing Date, the Companies (collectively, "Parent and Buyer Indemnitees"), from any liability, obligations, fines, penalties, settlements, damages, claims, interest, awards and judgments, costs and expenses, including reasonable attorneys' fees and other reasonable costs and expenses of investigating or contesting any of the foregoing (collectively, "Losses"), suffered or incurred by any of them for, or arising out of or based upon, or relating to the breach of any representation, warranty, agreement or covenant of such Seller contained in this Agreement or any document or certificate of such Seller referenced in Section 1.4 relating thereto.

                           (b)      Eiting and Marie Eiting (collectively, the
"Eitings"), jointly and severally, shall indemnify and hold harmless the Parent and Buyer Indemnitees from any Losses suffered or incurred by any of them for, or arising out of or based upon, or relating to the breach of any representation, warranty, agreement or covenant of any Company contained in this Agreement or any document or certificate of any Company referenced in Section
1.4 relating thereto. Without limiting the generality of the above indemnity, Eitings, jointly and severally, shall indemnify, defend and hold harmless Parent and Buyer and their respective officers, directors, employees and agents, from and against, any and all funding and other costs, including the fees for any attorney or consultant, to bring into compliance with its terms and applicable law any Employee Plan that is not in compliance with its terms and applicable law as of the Closing Date, whenever such fees are incurred and whether or not it is known as of the Closing Date that the Employee Plan is not in compliance with its terms or applicable law or that the Employee Plan is not fully funded, including, but not limited to, any Losses in an aggregate amount of up to $200,000 (the "EP Cap") incurred as a result of (i) amendments to any Employee Plan that were not properly adopted, (ii) any late filings of Forms 5500 or other required reports and (iii) any prohibited transactions with respect to participant loans (the matters identified in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "Outstanding Employee Plan Matters"). Eiting and Marie Eiting specifically acknowledge and agree that any Losses incurred by Buyer, Parent, Precision Strip or Transport in an aggregate amount not to exceed the EP Cap with respect to any Outstanding Employee Plan Matters shall not be subject to the limits set forth in Section 9.6.

                           (c)      Except for amounts owed by any Seller for
any Shortfall under Section 6.3 with respect to which Sellers shall pay Parent and Buyer directly unless Parent and Buyer elect to make a claim against the Holdback, Parent and Buyer shall, subject to the limitations set forth in
Section 9.6 if applicable, submit all claims for indemnifiable Losses under this
Section 9.2 to the Escrow Holder for payment from the Holdback in accordance with the Holdback Agreement.

                  9.3 Indemnification by Parent and Buyer. Parent and Buyer shall indemnify and hold harmless each Seller from any Losses suffered or incurred by any of them for, or arising out of or based upon, or relating to any of the following:

                           (a)      any and all liabilities and obligations of
any Company arising after the Effective Date, except to the extent Parent or Buyer is otherwise indemnified by the Eitings therefor under Section 9.2; or

                           (b)      any breach of any representation, warranty,
covenant or agreement of Parent or Buyer contained in this Agreement or any document or certificate of Parent or Buyer referenced in Section 1.5 relating thereto.

                  9.4 Third-Party Claims. Within ten (10) business days after receipt by a person entitled or claiming to be entitled to indemnification pursuant to this Article IX (each an, "Indemnitee") of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third party, against which claim, liability or obligation a person is, or may be, required under this Article IX to indemnify Indemnitee ("Indemnitor"), Indemnitee will, if a claim thereon is to be made against Indemnitor, notify Indemnitor in writing of the commencement or assertion thereof (the "Claim Notice") and give Indemnitor a copy of such claim, process and all legal pleadings relating thereto. Indemnitor shall have the right to contest and conduct the defense of such action with counsel reasonably acceptable to Indemnitee by giving written notice to Indemnitee of its election to do so within ten (10) business days of the receipt of the Claim Notice, and Indemnitee may participate in such defense by counsel of its own choosing at its own expense. If Indemnitee shall be required by final judgment not subject to appeal or by a settlement agreement to pay any amount in respect of any obligation or liability against which Indemnitor has agreed to indemnify Indemnitee under this Agreement, such amount plus all reasonable expenses incurred by such Indemnitee in accordance with such obligation or liability (including, without limitation, reasonable attorneys' fees (other than fees incurred by counsel to Indemnitee employed pursuant to the immediately preceding sentence) and costs of investigation) shall be promptly paid by Indemnitor to Indemnitee, subject to reasonable documentation. Indemnitee shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitor, which shall not be unreasonably withheld. Indemnitee shall use reasonable efforts to mitigate any Losses with respect to which it shall be entitled to indemnification hereunder. Failure of Indemnitee to give the Claim Notice to Indemnitor within the ten (10) business-day period required hereunder shall not affect Indemnitee's rights to indemnification hereunder, except (a) as provided in Section 9.1 above, and (b) if (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor's defense of such claim is actually prejudiced by reason of such failure to give timely notice.

                  9.5 Direct Claims. With respect to claims other than third-party claims, Indemnitee shall use reasonable efforts promptly to notify Indemnitor of such claims, but failure of Indemnitee so to give notice to Indemnitor shall not affect the rights of Indemnitee to indemnification hereunder, except (a) as provided in Section 9.1 above and (b) if (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor is actually prejudiced by reason of such failure to give timely notice. Indemnitee shall use reasonable efforts to mitigate any Losses with respect to which it shall be entitled to indemnification hereunder.

                  9.6 Limits on Indemnification. Notwithstanding the provisions of Sections 9.2(a) and (b):

                           (a)      No Seller (including the Eitings) shall have
any obligation to indemnify any Parent and Buyer Indemnitee for any Losses, and no claim for Losses shall be made by any Parent and Buyer Indemnitee, with respect to any representation and warranty made by any Company or any Seller under this Agreement, if the Chief Executive Officer, President or Chief Financial Officer of Parent knows on or before the Closing Date that such Company or such Seller has breached such representation and warranty or otherwise knows of the likely incurrence of such Loss, except as specifically provided in Section 9.2(b).

                           (b)      No Seller (including the Eitings) shall have
any obligation to indemnify any Parent and Buyer Indemnitee for any Losses until the Parent and Buyer Indemnitees have suffered Losses in excess of $1,500,000 in the aggregate (at which point Sellers will be obligated to indemnify the applicable Parent and Buyer Indemnitee from and against all such Losses from the first dollar), except as specifically provided in Section 9.2(b).

                           (c)      Sellers (including the Eitings) shall have
no obligation to indemnify any Parent and Buyer Indemnitee for any Losses in excess of $15,000,000 in the aggregate; provided, however, that with respect to any Losses arising out of a breach by any Seller of a representation and warranty contained in Section 3.1, the Seller breaching such representation and warranty shall be liable for any such Losses up to the full amount of the Purchase Price received by such Seller as set forth on Schedule A attached hereto.

                           (d)      In computing the amount of any Losses as to
which a party shall be entitled to indemnification hereunder,

                                    (i)      the Indemnitor shall be given the
benefit of any insurance proceeds which may become available to the Indemnitee; and

                                    (ii)     such amounts shall be limited to
the after-tax consequences to the Indemnitee (or the affiliated group of which such Indemnitee is a member).

                  9.7 Exclusive Remedy. If the Closing occurs, this Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation or representation and warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time upon notice from the terminating party to the other parties as follows:

                           (a)      By mutual written consent of Parent, Buyer
and each Seller;

                           (b)      By Parent, Buyer or any Seller, if the
Closing Date shall not have occurred on or before September 5, 2003 (other than as a result of, in the case of a notice given by Parent or Buyer, a failure which results primarily from Parent or Buyer breaching any representation, warranty, or covenant contained in this Agreement, or in the case of a notice given by any Seller, a failure which results primarily from such Seller breaching any representation, warranty, or covenant contained in this Agreement);

                           (c)      By any Seller, if a representation or
warranty of Parent or Buyer, or by Parent or Buyer if a representation or warranty of any Company or any Seller, is or becomes materially false or inaccurate, or by any Seller if Parent or Buyer, or by Parent or Buyer if any Company or any Seller, materially fails to comply with a covenant in a timely manner and, in either event such falsity, inaccuracy, or failure shall not have been cured within fifteen (15) days of written notice of such breach from the party seeking to terminate;

                           (d)      By Parent, Buyer or any Seller, if
consummation of the transactions contemplated hereby shall violate any final order, decree, or judgment of any court or governmental body having competent jurisdiction; or

                           (e)      By Parent or Buyer if there has been a
material adverse change in the Business, or the Companies' operations, condition (financial or other), Property or assets, taken as a whole.

         All rights and obligations of all parties under this Agreement (other than rights and obligations arising from the breach of this Agreement before termination) shall terminate upon such termination, except for the obligations under Section 5.1 and under Section 6.4.

                  10.2 Amendment and Waiver. This Agreement may be amended and its provisions and the effects thereof waived only in accordance with the provisions of this Section 10.2.

                           (a)      This Agreement may not be modified, amended,
supplemented, except by written instrument executed by all parties hereto.

                           (b)      Parent or Buyer may waive any condition to
the obligations of Parent or Buyer hereunder in writing by at or prior to the Closing Date, and any condition to the obligations of any Seller hereunder may be waived in writing by such Seller at or prior to the Closing Date.

                           (c)      No waiver of any of the provisions of this
Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  10.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent, Buyer and each Company, and the heirs, legatees, executors, personal representatives, successors and assigns of each Seller; provided, however, that this Agreement shall not be assignable or transferable by Parent or Buyer (other than, in either case, to a subsidiary of Parent), without the prior written consent of each Seller, or by any Seller or any Company, without the prior written consent of Parent.

                  10.4 Notices. Any notice or communication given pursuant hereto shall be in writing and delivered in hand; mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given five calendar days after deposit in the United States mail); or sent by facsimile (facsimile notices shall be deemed given upon receipt of any automatic answer-back or other similar evidence of transmission thereof) as follows, or to such other address or facsimile number of which a party has given notice to the other parties in accordance with this Section 10.4:

                  If to Parent or Buyer:  Reliance Steel & Aluminum Co.
                                          350 South Grand Avenue, Suite 5100
                                          Los Angeles, CA 90071
                                          Attn: David H. Hannah
                                          Fax: (213) 687-8792

                  with a copy to:         Reliance Steel & Aluminum Co.
                                          350 South Grand Avenue, Suite 5100
                                          Los Angeles, CA 90071
                                          Attn: General Counsel
                                          Fax: (213) 687-8792

                  and a copy to:          Arter & Hadden LLP
                                          725 South Figueroa Street, Suite 3400
                                          Los Angeles, CA 90017
                                          Attn: David R. Decker
                                          Fax: (213) 617-9255

                  If to the Companies:    c/o Precision Strip, Inc.
                                          86 South Ohio Street
                                          Minster, Ohio 45865
                                          Attn: Thomas A. Compton
                                          Fax: (419) 628-4415

                  with a copy to:         McDermott, Will & Emery
                                          2049 Century Park East, 34th Floor
                                          Los Angeles, California 90067
                                          Attn: Mark J. Mihanovic, Esq.
                                          Fax: (310) 277-4730

                                          and

                                          Elliott, Ostrander & Preston, P.C.
                                          Union Bank of California Tower
                                          707 SW Washington Street, Suite 1500
                                          Portland, Oregon 97205
                                          Attn: Robert J. Preston, Esq.
                                          Fax: (503) 224-7819

                                          and, following the Closing Date,
                                          with a copy to Parent and Buyer as
                                          provided above

                  If to Sellers:          John R. Eiting
                                          c/o Elliott, Ostrander & Preston, P.C.
                                          Union Bank of California Tower
                                          707 SW Washington Street, Suite 1500
                                          Portland, Oregon 97205
                                          Attn: Robert J. Preston, Esq.
                                          Fax: (503) 224-7819

                  with a copy to:         Elliott, Ostrander & Preston, P.C.
                                          Union Bank of California Tower
                                          707 SW Washington Street, Suite 1500
                                          Portland, Oregon 97205
                                          Attn: Robert J. Preston, Esq.
                                          Fax: (503) 224-7819

                                          and

                                          McDermott, Will & Emery
                                          2049 Century Park East, 34th Floor
                                          Los Angeles, California 90067
                                          Attn: Mark J. Mihanovic, Esq.
                                          Fax: (310) 277-4730

                  10.5 Entire Agreement; Contents of Disclosure Schedules. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. The inclusion of an item on any Disclosure Schedule shall be deemed to include such item on all other appropriate Disclosure Schedules.

                  10.6 Further Action. Each party covenants with the other that such party will execute and deliver all other and further instruments and take such other action as such requesting party reasonably requires to carry into effect the provisions of this Agreement.

                  10.7 Third Party Beneficiaries. There shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement except for (a) the parties to this Agreement, (b) with respect to Section 6.10, any D&O Indemnitee and (c) with respect to Article IX, any Indemnitee.

                  10.8 Applicable Law; Counterparts; Headings. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed within such state by residents of such state. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any fax thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any fax transmission of any signature shall be deemed an original and shall bind such party. The headings contained in this

Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.9     Definitions. For purposes of this Agreement:

                           (a)      "to the best knowledge of any Company" or
any similar phrase means the current actual knowledge of each Seller and the officers and directors of the Companies.

                           (b)      "material adverse change" or "material
adverse effect" means, when used in connection with Parent and Buyer, taken as a whole, or the Companies, taken as a whole, any change or effect, individually or in the aggregate, that is materially adverse to the business, assets, properties, financial condition or results of operations of Parent and Buyer, taken as a whole, or the Companies, taken as a whole, as the case may be; provided, however, that occurrences or effects resulting from (i) a decline in general or local economic conditions affecting Parent and Buyer, taken as a whole, or the Companies, taken as a whole, as the case may be, or (ii) the announcement of this Agreement or the transactions contemplated hereby shall not, in any such case, be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to Parent and Buyer, taken as a whole, or the Companies, taken as a whole, as the case may be.

                           (c)      "Facilities" means those facilities leased
or owned by the Companies and listed on Schedule 10.9(c).

                  IN WITNESS WHEREOF, Parent, Buyer, each Company and each Seller have executed this Agreement, by duly authorized officers or agents thereof, or personally, as applicable, as of the day and year first above written.

                           PARENT:        RELIANCE STEEL & ALUMINUM CO.

                                          By:___________________________________
                                             Name:  David H. Hannah
                                             Title: Chief Executive Officer

                                          By:___________________________________
                                             Name:  Karla McDowell
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                           BUYER:         RSAC MANAGEMENT CORP.

                                          By:___________________________________
                                             Name:  Karla McDowell
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                           COMPANIES:     PRECISION STRIP, INC.

                                          By:___________________________________
                                             Name:
                                             Title:

                                          PRECISION STRIP TRANSPORT, INC.

                                          By:___________________________________
                                             Name:
                                             Title:

                                          PRECISION STRIP LEASING, INC.

                                          By:___________________________________
                                             Name:
                                             Title:

                                          PRECISION STRIP KENTON, INC.

                                          By:___________________________________
                                          Name:
                                          Title:

                                          PRECISION STRIP KENTON, LTD.

                                          By:___________________________________
                                          Name:
                                          Title:

                                          PSI LIMITED PARTNERSHIP

                                          By:___________________________________
                                          Name:
                                          Title:

                                          ______________________________________
                                          JOHN R. EITING (d/b/a J.E. RENTALS)

                  SELLERS:

                                          ______________________________________
                                          John R. Eiting

                                          ______________________________________
                                          Marie Eiting

                                          ______________________________________
                                          Patricia Eiting Chapa

                                          ______________________________________
                                          Caroline M. Eiting

                                          ______________________________________
                                          Katherine A. Eiting